Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com	Company Contact: Daniel Bernstein President ir@BelFuse.com

Bel Reports 72% Growth in Fourth Quarter Net Sales to $83.7 Million
2010 Net Sales Increased 66% to a Record $302.5 Million

JERSEY CITY, New Jersey, February 10, 2011 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the fourth quarter and  2010.
For the quarter, the Company reported that net sales increased 72% to a fourth quarter record $83.7 million.  The net loss for the fourth quarter of $1.0 million included an $8.1 million charge for litigation. For 2010, net sales increased 66% to a record $302.5 million and net earnings increased to $13.6 million ($1.10 per diluted Class A share and $1.18 per diluted Class B share) compared to a net loss of $8.3 million ($0.71 per Class A share and $0.72 per Class B share) for 2009.
"We are pleased with the Company's strong top and bottom line performance for the fourth quarter and 2010, which reflected solid demand for all of Bel's product groups and strong results at Cinch Connectors.  The increase in sales raised margins, as a percentage of sales, and we achieved efficiency gains at our plants in China.  Our hiring program in China was completed in the fourth quarter, which also helped drive lead times down to traditional levels by year end," said Daniel Bernstein, Bel's President and CEO.
As previously announced, the Company incurred an $8.1 million charge for litigation in the fourth quarter in connection with the SynQor v. Artesyn Technologies, Inc., et al patent infringement litigation.  "Bel will appeal this verdict," Bernstein said.

Fourth Quarter Results
For the three months ended December 31, 2010, net sales increased to $83,697,000 compared to $48,665,000 for the fourth quarter of 2009.  This year's fourth quarter net sales included $14,810,000 attributable to Cinch Connectors, which was acquired on January 29, 2010.  Excluding the Cinch Connector sales, net sales increased 42% for the fourth quarter of 2010 versus the same quarter last year.
The net loss for the fourth quarter of 2010 was $1,022,000, which was net of a charge for litigation of $8,103,000 ($8,042,000 after tax).  This compares to net earnings for the fourth quarter of 2009 of $2,898,000.  Net earnings for the fourth quarter of 2009 included a pre-tax net gain of $5,390,000 ($3,343,000 after tax) resulting primarily from the sale of the Company's equity interest in Power-One, Inc.  This gain more than offset an operating loss of $808,000, which included costs of $504,000 ($312,000 after tax) related to the Cinch Connectors acquisition.
Adjusted to exclude the litigation charge and various other amounts, non-GAAP net income for the fourth quarter of 2010 was $6,873,000.  This compares to a non-GAAP net loss for the fourth quarter of 2009 of $87,000, adjusted to exclude a gain on sale of investments and various costs.  A reconciliation of non-GAAP to GAAP financial measures is provided in the table attached to this press release.
The net loss per Class A common share for the fourth quarter of 2010 was $0.09, compared to net earnings per diluted Class A common share of $0.23 for the fourth quarter of 2009.  Adjusted to exclude the litigation charge and various other amounts, non-GAAP net earnings per diluted Class A common share were $0.56 for the fourth quarter of 2010, compared to a non-GAAP net loss per Class A common share of $0.01 for the fourth quarter of 2009, adjusted to exclude a gain on sale of investments and various costs.

(more)

Bel Reports 72% Growth in Fourth Quarter Net Sales to $83.7 Million
February 10, 2011
Page Two

The net loss per Class B common share was $0.09 for the fourth quarter of 2010, compared to net earnings per diluted Class B common share of $0.25 for the fourth quarter of 2009.  Adjusted to exclude the litigation charge and various other amounts, non-GAAP net earnings per diluted Class B common share were $0.59 for the fourth quarter of 2010, compared to a non-GAAP net loss per Class B common share of $0.01 for the fourth quarter of 2009, adjusted to exclude a gain on sale of investments and various costs.
Cost of sales decreased to 78.5% of sales for the fourth quarter of 2010, compared to 85.3% of sales for the fourth quarter of 2009.
Adjusted to exclude the litigation charge and various other amounts, non-GAAP income from operations for the fourth quarter of 2010 was $8,208,000, including non-GAAP operating income of approximately $515,000 at Cinch Connectors.  For the fourth quarter of 2009, adjusted to exclude various costs, the non-GAAP loss from operations was $269,000.
At December 31, 2010, Bel reported working capital of approximately $157,296,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $85,536,000, a current ratio of 4.4, total long-term obligations of $10,571,000, and stockholders' equity of $220,333,000.  In comparison, at December 31, 2009, Bel reported working capital of approximately $167,833,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $124,233,000, a current ratio of 7.0, total long-term obligations of $9,017,000, and stockholders' equity of $208,932,000.

2010 Results
For the twelve months ended December 31, 2010, net sales were a record $302,539,000 compared to $182,753,000 for 2009.  Net earnings for 2010 increased to $13,649,000, compared to a net loss of $8,310,000 for 2009.
Net earnings per diluted Class A common share for 2010 were $1.10, compared to a net loss per Class A common share of $0.71 for 2009.  Net earnings per diluted Class B common share for 2010 were $1.18, compared to a net loss per Class B common share of $0.72 for 2009.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EST today.  To participate in the call, dial (720) 545-0088, conference ID #37590538.  A simultaneous webcast is available from the Events and Presentations link of the Investor Info tab at www.belfuse.com.  The webcast will be available for replay, for a period of 20 days, at this same Internet address. For a telephone replay, dial (706) 645-9291, conference ID #37590538 after 2:00 p.m. EST.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed in this press release (including plans to appeal the SynQor verdict) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

                                                                   (tables attached)                                                           #4768

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net Sales	$83,697	$48,665	$302,539	$182,753

Costs and expenses:
Cost of sales	65,661	41,535	239,185	161,454
Selling, general and administrative	9,801	7,988	40,443	30,055
Impairment of goodwill	--	--	--	12,875
Litigation charge	8,103	--	8,103	--
Restructuring charge	--	--	--	413
Loss (gain) loss on sale of property, plant and equipment	17	(50)	(352)	(4,693)

Total costs and expenses	83,582	49,473	287,379	200,104

Income (loss) from operations	115	(808)	15,160	(17,351)

Gain on sale of investments	--	5,390	--	7,129

Interest income and other, net	95	125	420	527

Earnings (loss) before provision (benefit) for income taxes	210	4,707	15,580	(9,695)

Provision (benefit) for income taxes	1,232	1,809	1,931	(1,385)

Net (loss) earnings	$(1,022)	$ 2,898	$ 13,649	$ (8,310)

(Loss) earnings per Class A common share
basic and diluted	$ (0.09)	$ 0.23	$ 1.10	$ (0.71)

Weighted average Class A common shares outstanding
basic and diluted	2,175	2,175	2,175	2,175

(Loss) earnings per Class B common share
basic and diluted	$ (0.09)	$ 0.25	$ 1.18	$ (0.72)

Weighted average Class B common shares outstanding
basic and diluted	9,528	9,423	9,504	9,363

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)
	Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,
ASSETS	2010	2009	LIABILITIES & EQUITY	2010	2009
	(unaudited)	(audited)		(unaudited)	(audited)

Current assets	$203,564	$195,830	Current liabilities	$ 46,268	$ 27,997
Property, plant &
equipment, net	44,793	35,943	Noncurrent liabilities	10,571	9,017
Goodwill	4,264	1,957
Intangibles & other assets	24,551	12,216	Stockholders' equity	220,333	208,932

Total Assets	$277,172	$245,946	Total Liabilities & Equity	$277,172	$245,946

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended December 31, 2010				Twelve Months Ended December 31, 2010
	Income from Operations	Net (loss) earnings(2)	Net (loss) earnings per Class A common share - diluted(3)	Net (loss) earnings per Class B common share - diluted(3)	Income from Operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$115	$(1,022)	$(0.09)	$(0.09)	$15,160	$13,649	$1.10	$1.18
Severance costs and plant closure expenses	80	63	0.01	0.01	1,176	1,064	0.09	0.09
Litigation charge	8,103	8,042	0.66	0.69	8,103	8,042	0.66	0.69
Recovery of unauthorized stock issuance costs	(121)	(75)	(0.01)	(0.01)	(121)	(75)	(0.01)	(0.01)
Acquisition-related costs and inventory-related
purchase accounting adjustments	14	9	0.00	0.00	1,141	707	0.06	0.06
Loss (gain) on sale of property, plant and equipment	17	11	0.00	0.00	(352)	(299)	(0.02)	(0.03)
Expiration of tax statutes of limitations, net	--	(155)	(0.01)	(0.01)	--	(887)	(0.07)	(0.08)

Non-GAAP measures excluding severance and
plant closure, litigation reserve; recovery of
unauthorized stock issuance costs; acquisition-
related costs and inventory-related purchase
accounting adjustments; gains on sale of
property plant and equipment; and net effect
of expiration of statutes of limitations(1)	$8,208	$6,873	$0.56	$0.59	$25,107	$22,201	$1.80	$1.92

	Three Months Ended December 31, 2009				Twelve Months Ended December 31, 2009
	(Loss) from Operations	Net earnings (loss)(2)	Net earnings (loss) per Class A common share - diluted(3)	Net earnings (loss) per Class B common share - diluted(3)	(Loss) from Operations	Net (loss)(2)	Net (Loss) per Class A common share - diluted(3)	Net (Loss) per Class B common share - diluted(3)

GAAP measures	$(808)	$2,898	$0.23	$0.25	$(17,351)	$(8,301)	$(0.71)	$(0.72)
Restructuring, severance, and
unauthorized stock issuance costs	85	77	0.01	0.01	2,547	1,807	0.15	0.16
Impairment of goodwill	--	--	--	--	12,875	12,875	1.07	1.13
License fee paid in settlement of lawsuit	--	--	--	--	2,001	1,241	0.10	0.11
Acquisition-related costs	504	312	0.03	0.03	605	375	0.03	0.03
Gain on sale of property, plant and equipment	(50)	(31)	0.00	0.00	(4,693)	(2,910)	(0.24)	(0.25)
Gain on sale of investments, net of income tax	--	(3,343)	(0.28)	(0.29)	--	(4,420)	(0.37)	(0.39)
Expiration of tax statutes of limitations, net	--	--	--	--	--	(2,955)	(0.25)	(0.26)

Non-GAAP measures excluding restructuring,
impairment charges and other costs; gain on sale
of investments (net of income tax); gain on sale
of property, plant and equipment and net effect
of expiration of tax statutes of limitations (1)	$(269)	$(87)	$(0.01)	$(0.01)	$(4,016)	$(2,297)	$(0.21)	$(0.20)

(1)    The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.
          Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures.  Removal of gains and losses on sales of investments and real estate, tax benefits resulting from the expiration of tax statutes of limitations, and charges for severance, factory closure, amounts paid or reserved for lawsuits, restructuring, impairment of assets, unauthorized stock issuance costs, inventory-related purchase accounting adjustments and acquisition-related costs facilitates comparisons of our results among reporting periods.  We believe that such amounts are not reflective of the relevant business in the period in which the gain or charge is recorded for accounting purposes.
(2)    Net of income tax at effective rate in the applicable tax jurisdiction.
(3)    Individual amounts of earnings (loss) per share may not agree to the total due to rounding.